Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS FOURTH QUARTER RESULTS

Richmond, Va., January 26, 2012 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $8.4 million and earnings per share of $0.28 for its fourth quarter ended December 31, 2011. The quarterly results represent a decrease of $711,000 in net income or $0.05 in earnings per share from the third quarter, but an increase of $3.9 million in net income or $0.13 in earnings per share from the quarter ended December 31, 2010. Net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $7.3 million compared to $3.9 million for the prior year’s fourth quarter. The fourth quarter decrease in net income was largely attributable to a decline in net interest income.

“Asset quality trends remained positive as we continued to make progress on our efforts to reduce our non-performing assets. During the fourth quarter, we saw a significant number of new account openings as customers searched for a better place to bank and survey results indicated customer satisfaction with Union reached a new high,” said G. William Beale, chief executive officer of Union First Market Bankshares. “Finally, I was pleased that the Company was able to redeem the assumed CPP during the quarter, which clearly shows the financial strength of our bank. Our community banking management philosophy has benefited our shareholders, customers, and the communities we serve through these challenging economic times.”

Select highlights:

•

In December, the Company redeemed the Preferred Stock issued to the United States Treasury (the “Treasury”) under the Capital Purchase Program (“CPP”). The Preferred Stock was assumed by the Company as part of the 2010 merger with First Market Bank, FSB (“FMB”).

•

The Company’s results generated a Return on Average Equity (“ROE”) of 7.49% and 6.90% and Return on Average Assets (“ROA”) of 0.84% and 0.79% for the quarter and year ended December 31, 2011, respectively. ROE and ROA were 5.50% and 0.61%, respectively, for the year ended December 31, 2010.

•	Provision for loan losses decreased $1.2 million from the most recent quarter, and decreased $7.6 million for the year ending December 31, 2011.

•

Nonperforming assets (which includes nonaccrual loans and other real estate owned (“OREO”)) decreased $9.3 million or 10.8% during the fourth quarter of 2011 and decreased $20.7 million for the year, or 21.1%.

•	Total deposits grew $105.0 million, or 3.4%, for the year ended December 31, 2011, and grew $40.2 million, or 1.3%, during the fourth quarter.

During the fourth quarter of 2011, the Company received approval from the Treasury and its regulators to redeem the Preferred Stock issued to the Treasury under CPP. The Preferred Stock was assumed by the Company as part of the 2010 merger with FMB. On December 7, 2011, the Company paid approximately $35.7 million to the Treasury in full redemption of the Preferred Stock. The repayment of the Preferred Stock accelerated the amortization of the related discount of approximately $982,000, which reduced earnings available to common shareholders by $0.02 per share. In addition, the repayment will allow the Company to retain capital of approximately $1.8 million annually previously paid in a dividend on the preferred shares redeemed.

Fourth quarter net income increased $3.9 million, or 89.0%, compared to the same quarter in the prior year. The increase is largely a result of decreases in the provision for loan losses and the FDIC assessment due to changes in assessment base and rate. These improvements were partially offset by a decline in interest income, which outpaced a lower cost of interest bearing liabilities, losses on sales of OREO and other bank property, a decline in gains on sales of loans related to lower origination volume in the mortgage segment, and higher salary and benefits expense related to additional personnel.

Net income for the year ended December 31, 2011 increased $7.5 million, or 32.8%, from the prior year. The increase was principally a result of favorable net interest income and the absence of nonrecurring prior year acquisition costs. All comparative results to the prior year exclude FMB results for the month of January 2010.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income was $39.6 million, a decrease of $956,000, or 2.4%, from the third quarter of 2011. This decrease was principally due to a decline in income from interest-earning assets outpacing lower costs on interest-bearing liabilities. Fourth quarter tax-equivalent net interest margin declined 17 basis points to 4.37% from 4.54% compared to the most recent quarter. The change in net interest margin was principally attributable to the protracted low rate environment as cash flows from securities investments and loans were reinvested at lower yields and new and existing loans were originated or refinanced at lower rates. The Federal Open Market Committee’s commitment to keep rates exceptionally low for an extended period and the resulting flatter yield curve has negatively impacted the bank’s net interest margin as lower deposit rates cannot offset lower earning asset yields. In addition, the average balance of the loan portfolio declined by nearly 1% compared to the most recent quarter, primarily in the consumer loan portfolio. Should the existing rate environment hold for future quarters, the Company expects to see continued pressure on net interest margin.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Linked quarter results
	Dollars in thousands
	Three Months Ended
	12/31/11	09/30/11	Change

Average interest-earning assets	$3,591,739	$3,538,752	$52,987
Interest income	$47,386	$48,673	$(1,287)
Yield on interest-earning assets	5.23%	5.46%	(23	) bps
Average interest-bearing liabilities	$2,906,758	$2,873,721	$33,037
Interest expense	$7,828	$8,159	$(331)
Cost of interest-bearing liabilities	1.07%	1.13%	(6	) bps

For the three months ended December 31, 2011, tax-equivalent net interest income decreased $736,000, or 1.8%, when compared to the same period last year. The tax-equivalent net interest margin decreased 18 basis points to 4.37% from 4.55% in the prior year. This decrease was principally due to a decline in income from interest-earning assets outpacing lower costs on interest-bearing liabilities. Lower interest-earning asset income was principally due to lower yields on loans and investment securities as new loans are originated at lower rates and cash flows from securities investments and loans are reinvested at lower yields. The improvement in cost of funds was related to declining rates primarily on certificates of deposit and money market accounts.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results
	Dollars in thousands
	Three Months Ended
	12/31/11	12/31/10	Change

Average interest-earning assets	$3,591,739	$3,514,367	$77,372
Interest income	$47,386	$49,834	$(2,448)
Yield on interest-earning assets	5.23%	5.63%	(40	) bps
Average interest-bearing liabilities	$2,906,758	$2,895,213	$11,545
Interest expense	$7,828	$9,540	$(1,712)
Cost of interest-bearing liabilities	1.07%	1.31%	(24	) bps

For the year ended December 31, 2011, tax-equivalent net interest income increased $5.0 million, or 3.2%, when compared to the same period last year. The tax-equivalent net interest margin increased 1 basis point to 4.57% from 4.56% in the prior year. The change in the net interest margin was a result of improvement in the cost of funds primarily related to declining rates on certificates of deposit and money market accounts, partially offset by declining yields on loans and loans held for sale, and aided by the increase in interest-earning assets due to the acquisition of FMB in the first quarter of 2010 and the acquisition of the Harrisonburg branch in the second quarter of 2011.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results
	Dollars in thousands
	Year Ended
	12/31/11	12/31/10	Change

Average interest-earning assets	$3,518,643	$3,412,495	$106,148
Interest income	$193,399	$193,904	$(505)
Yield on interest-earning assets	5.50%	5.68%	(18	) bps
Average interest-bearing liabilities	$2,875,242	$2,838,200	$37,042
Interest expense	$32,713	$38,245	$(5,532)
Cost of interest-bearing liabilities	1.14%	1.35%	(21	) bps

Acquisition Activity – Net Interest Margin

The favorable impact of acquisition accounting fair value adjustments on net interest income was $1.5 million ($1.3 million – FMB; $274,000 – Harrisonburg branch) and $7.0 million ($6.2 million – FMB; $748,000 – Harrisonburg branch) for the three and twelve months ended December 31, 2011, respectively. If not for this favorable impact, the net interest margin for the fourth quarter would have been 4.20%, compared to 4.34% from the third quarter of 2011.

The Harrisonburg branch

The acquired loan portfolio of the Harrisonburg branch was marked-to-market with a fair value discount to market rates. Performing loan discount accretion is recognized as interest income over the estimated remaining life of the loans. The Company also assumed certificates of deposit at a premium to market. These were marked-to-market with estimates of fair value on acquisition date. The resulting premium to market is amortized as a decrease to interest expense over the estimated lives of the certificates of deposit.

FMB

The acquired loan and investment security portfolios of FMB were marked-to-market with a fair value discount to market rates. Performing loan and investment security discount accretion is recognized as interest income over the estimated remaining life of the loans and investment securities. The Company also assumed borrowings (Federal Home Loan Bank (“FHLB”) and subordinated debt) and certificates of deposit. These liabilities were marked-to-market with estimates of fair value on acquisition date. The resulting discount/premium to market is accreted/amortized as an increase/decrease to net interest income over the estimated lives of the liabilities. Additional credit quality deterioration above the original credit mark is recorded as additional provisions for loan losses.

The fourth quarter, year-to-date, and remaining estimated discount/premium are reflected in the following table (dollars in thousands):

	Harrisonburg Branch		First Market Bank
	Loan Accretion	Certificates of Deposit	Loan Accretion	Investment Securities	Borrowings	Certificates of Deposit

For the quarter ended December 31, 2011	$239	$35	$1,146	$93	$(122)	$140
For the year ended December 31, 2011	625	123	5,571	387	(489)	763
For the years ending:
2012	589	11	3,624	201	(489)	222
2013	148	7	2,377	15	(489)	—
2014	37	4	1,478	—	(489)	—
2015	26	—	570	—	(489)	—
2016	27	—	28	—	(163)	—
Thereafter	143	—	—	—	—	—

Acquisition Activity – Other Operating Expenses

Acquisition related expenses associated with the acquisition of the Harrisonburg branch were $426,000 for the year ended December 31, 2011 and are recorded in “Other operating expenses” in the Company’s condensed consolidated statements of income. Such costs principally included system conversion and operations integration charges that have been expensed as incurred. There were no acquisition related expenses related to the Harrisonburg branch in 2010 or in the third and fourth quarters of 2011. The Company expects no further expenses from the Harrisonburg branch acquisition.

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the fourth quarter, the Company continued to experience encouraging improvement in asset quality. The reduced levels of nonperforming loans and OREO were favorable even though current economic conditions did not improve materially. While future economic conditions remain uncertain, the Company’s continued lower levels of provisions for loan losses and increasing allowance to nonperforming assets and loans coverage ratios demonstrate that its dedicated efforts to improve asset quality are having a positive impact. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of commercial real estate and residential housing, and the pace at which the local economies in the Company’s operating markets recover.

Nonperforming Assets (“NPAs”)

At December 31, 2011, nonperforming assets totaled $77.1 million, a decrease of $9.4 million from the third quarter and a decrease of $20.7 million compared to a year ago. In addition, nonperforming assets as a percentage of total outstanding loans declined 33 basis points, from 3.07% in the third quarter and 71 basis points from 3.45% in the fourth quarter of the prior year to 2.74% at December 31, 2011. The current quarter decrease in NPAs from the third quarter related to net decreases in both nonaccrual loans, excluding purchased impaired loans, of $7.2 million and OREO of $2.2 million.

Nonperforming assets at December 31, 2011 included $44.8 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $7.2 million, or 13.85%, from the prior quarter. The decrease was a result of net customer payments of approximately $6.6 million, charge-offs of $2.3 million, loans returning to accruing status of $2.0 million, and transfers to OREO of $1.7 million, partially offset by additions of $5.4 million. The nonperforming loans added during the quarter were principally related to commercial real estate as borrowers continued to experience financial difficulties with the protracted economic recovery depleting their cash reserves and other repayment sources.

Nonaccrual loans include land loans of $13.3 million, other commercial loans of $10.6 million, commercial construction loans of $10.3 million, commercial real estate loans of $7.9 million, and other loans of $2.7 million. At December 31, 2011, the coverage ratio of the allowance for loan losses to nonperforming loans was 88.0%, an increase from 62.2% a year earlier and from 79.5% at September 30, 2011. Impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained. The increase in the coverage ratio is primarily related to a decline in nonperforming loans.

Nonperforming assets at December 31, 2011 also included $32.3 million in OREO, a net decrease of $2.2 million, or 6.38%, from the prior quarter. The net decrease was a result of sales of $3.7 million at a net loss of approximately $700,000, or 19.9%, additions of $2.7 million, and a fair value impairment write-down of approximately $500,000. The additions were principally related to residential real estate; sales from OREO were principally related to residential real estate, commercial property, and raw land. Several of the OREO properties sold during the quarter resulted in losses as management strategically accepted lower offers on the properties in an effort to reduce NPAs.

The OREO portfolio is composed of land development of $11.3 million, residential real estate of $11.0 million, land of $6.4 million, commercial real estate of $2.6 million, and land previously held for development of bank branch sites of $1.0 million. Included in land development is $8.8 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly and any necessary write downs to fair values are recorded as impairment.

Charge-offs

For the quarter ended December 31, 2011, net charge-offs of loans were $4.2 million, or 0.59%, on an annualized basis, compared to $1.9 million, or 0.27%, for the third quarter of 2011 and $8.5 million, or 1.19%, for the same quarter last year. Net charge-offs in the current quarter included commercial loans of $2.4 million, other consumer loans of $1.4 million, and home equity lines of credit of $449,000. At December 31, 2011, total accruing past due loans were $39.3 million, or 1.40%, of total loans, a decrease from 1.61% at September 30, 2011 and from 1.95% a year ago.

Provision

The provision for loan losses for the current quarter was $2.4 million, a decrease of $1.2 million from the third quarter of this year and a $7.1 million decrease from the same quarter a year ago. The lower provision for loan losses compared to the most recent quarter reflects improvements in asset quality, tempered by charge-offs of approximately $2.8 million, or 67% of net charge-offs, that were specifically reserved for in prior periods. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

The allowance for loan losses as a percentage of the total loan portfolio, including net loans acquired in the FMB and the Harrisonburg branch acquisitions, was 1.40% at December 31, 2011, 1.47% at September 30, 2011, and 1.35% at December 31, 2010. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for acquired loans, was 1.83% at December 31, 2011, a decrease from 1.94% at September 30, 2011 and from 1.88% a year ago. While the allowance for loan losses as a percentage of the adjusted loan portfolio declined, the coverage ratios significantly improved, which further shows that management’s proactive diligence in working through problem credits is having a significant impact on asset quality. The lower allowance for loan losses as a percentage of loans compared to the loan portfolio, adjusted for acquired loans, is related to the elimination of FMB’s allowance for loan losses at acquisition. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

NONINTEREST INCOME

On a linked quarter basis, noninterest income increased $179,000, or 1.6%, to $11.7 million from $11.5 million in the third quarter. During the fourth quarter, the Company recorded a loss of $351,000 on disposal of bank owned property and incurred losses on sales of OREO of $737,000, compared to a gain on sale of other real estate owned of $134,000 in the prior quarter. Gains on sales of mortgage loans increased $847,000, or 17.4%, and were driven by higher volume in mortgage loan originations. Increases in mortgage loan refinancing volume accounted for most of the volume increase as refinanced loans as a percentage of originations in the mortgage segment increased from 35.7% in the third quarter to 52.2%. Also during the quarter, the Company recorded gains on sales of investment securities of $430,000, compared to $499,000 in the prior quarter. In addition, during the prior quarter, the Company incurred a credit related other than temporary impairment (“OTTI”) loss of $400,000, which was recognized in earnings. Excluding mortgage segment operations, sales of bank owned real estate, property, and securities transactions, noninterest income increased $214,000 or 3.3%.

For the quarter ended December 31, 2011, noninterest income decreased $1.4 million, or 10.4%, to $11.7 million from $13.1 million in the prior year’s same quarter. During the fourth quarter, the Company recorded losses on sales of OREO of $737,000, and recorded a loss on disposal of $351,000 of bank owned property, compared to a gain on sale of bank owned real estate of $448,000 in the prior year’s same quarter. Gains on sales of mortgage loans decreased $742,000, or 11.5%, due to lower origination volume a year earlier. Also during the current quarter, the Company sold securities for a gain of $430,000. Excluding the mortgage segment operations, sales of bank owned real estate and property and securities transactions, noninterest income increased $298,000, or 4.6%, from the same period a year ago.

For the year ended December 31, 2011, noninterest income decreased $3.5 million, or 7.4%, to $43.8 million from $47.3 million a year ago. Gains on sales of bank owned property declined $1.4 million. Of this amount, the Company recorded a current year loss on disposal of $351,000 of bank owned property and a current year loss on sale of $626,000 of a branch building, and a prior year gain on sale of an investment property of $448,000. Gains on sales of OREO declined $1.3 million primarily related to current year losses on sales of property. Gains on sales of mortgage loans decreased $2.3 million driven by lower origination volume. Also during the year, the Company incurred a credit related OTTI loss of $400,000, which was recognized in earnings. Account service charges and other fees increased $1.2 million. Other charges and fees increased $1.4 million, primarily related to an increase in debit card fees of $763,000, ATM fees of $463,000, and brokerage commissions of $273,000, offset by a decline in account service charges of $279,000, largely related to overdraft fee volume. Also during the year, the Company recorded gains on sales of securities of $913,000. Excluding the mortgage segment operations, sales of bank owned real estate, property, and securities transactions, noninterest income increased $1.0 million, or 4.1%, from the same period a year ago.

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense increased $1.8 million, or 5.0%, to $36.4 million from $34.6 million when compared to the third quarter. Other operating expenses increased $1.5 million, or 12.3%. Included in the other operating expenses increase was a valuation write-down of OREO of $529,000, higher marketing and advertising costs of $545,000, primarily related to television campaigns to promote online banking functionality, and other loan and real estate owned related expenses of $357,000. Salaries and benefits expense increased $266,000 due to the origination volume related commission expense. Excluding the mortgage segment operations, noninterest expense increased $1.0 million, or 3.4%, compared to the third quarter of this year.

For the quarter ended December 31, 2011, noninterest expense decreased $717,000, or 1.9%, to $36.4 million from $37.1 million for the fourth quarter of 2010. Other operating expenses decreased $1.4 million, or 9.2%. This expense decrease included $1.2 million of post acquisition lease and contract termination fees, costs related to the consolidation of bank affiliates, and conversion costs of acquired branches that occurred in the fourth quarter of the prior year. Increases in current year other operating expenses included a valuation adjustment write-down of OREO of $529,000, higher marketing and advertising expenses of $336,000, primarily related to television campaigns to promote online banking functionality, and higher franchise taxes of $299,000 which were levied to include all of the former FMB branches. Partially offsetting higher other operating expenses was lower FDIC assessment expense of $508,000 due to change in assessment base and rate. Salaries and benefits increased $698,000 related to additional personnel in branch additions and profit sharing expense, partially offset by the lower origination volume related commission expense in the mortgage segment. Excluding the mortgage segment operations and prior period acquisition, termination, and conversion costs, noninterest expense increased $1.4 million, or 4.6%, compared to the fourth quarter of this year.

For the year ended December 31, 2011, noninterest expense decreased $1.4 million, or 1.0%, to $141.6 million, from $143.0 million a year ago. Other operating expenses decreased $5.1 million, or 9.0%. Included in the reduction of other operating expenses were prior year costs associated with the acquisitions and mergers of $8.7 million during 2010 compared to $426,000 in 2011, lower amortization on the acquired deposit portfolio of $1.1 million, and lower FDIC assessment expense of $340,000 due to lower assessment base and rate. Increases in current year other operating expenses included valuation adjustments and higher costs to maintain the Company’s portfolio of OREO of $1.6 million, higher franchises taxes of $1.2 million levied to include all of the former FMB branches, higher communication expenses of $1.0 million related to increased online customer activity and additional branch locations. Salary and benefits expense increased $3.7 million, primarily related to additional personnel, offset by lower origination volume related commission expense in the mortgage segment. Excluding mortgage segment operations and current and prior year acquisition costs, noninterest expense increased $8.4 million, or 7.3%, from the same period a year ago.

BALANCE SHEET

At December 31, 2011, total cash and cash equivalents were $96.7 million, a decrease of $53.1 million from September 30, 2011, and an increase of $35.5 million from December 31, 2010. During the fourth quarter, the Company paid the Treasury $35.7 million to redeem the Preferred Stock issued to the Treasury and assumed in the FMB acquisition, and increased investment in securities $34.3 million. At December 31, 2011, net loans were $2.8 billion, an increase of $2.1 million, virtually unchanged from the prior quarter. Net loans decreased $19.7 million, or 0.7%, from December 31, 2010. Mortgage loans held for sale of $74.8 million increased by $13.0 million from the prior quarter related to an increase in refinance volume and was flat from the prior year’s same quarter. At December 31, 2011, total assets were $3.9 billion, a decrease of $7.4 million compared to the third quarter, and an increase of $69.8 million from $3.8 billion at December 31, 2010.

Total deposits grew $105.0 million, or 3.4%, for the year ended December 31, 2011, and grew $40.2 million, or 1.3%, during the fourth quarter. Of this amount, interest bearing deposits increased $48.4 million compared to the third quarter driven by higher volumes in money market and NOW accounts partially offset by runoff in certificates of deposit under $100,000. Similarly, interest bearing deposits increased $55.4 million from December 31, 2010, as money market and NOW accounts balances increases were partially offset by runoff in certificates of deposit. Total borrowings, including repurchase agreements, decreased $7.3 million on a linked quarter basis and decreased $29.5 million from December 31, 2010 as the Company reduced reliance on short-term sources of funds. The Company’s equity to assets ratio was 10.79% and 11.16% at December 31, 2011 and 2010, respectively. The decrease in the equity to assets ratio was due to the Company’s redemption of the CPP described above. The Company’s tangible common equity to tangible assets ratio was 8.91% and 8.22% at December 31, 2011 and 2010, respectively.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the fourth quarter increased $191,000, or 41.3%, to $654,000 from $463,000 in the third quarter, related to favorable pricing on sales of loans and origination volume. Originations increased by $10.6 million from $176.0 million to $186.6 million, or 6.0%, from the third quarter as a result of an increase in refinance originations. Refinanced loans represented 52.2% of the originations during the fourth quarter compared to 35.7% during the third quarter. Gains on the sale of loans increased $847,000, or 17.4%, and salary and benefit expenses increased $434,000 largely on loan volume driven commission expense. Loan related expenses were $298,000, increasing $135,000, or 82.1% from the prior quarter as a result of a write off of uncollectible appraisals and other loan related expenses.

For the three months ended December 31, 2011, the mortgage segment net income decreased $200,000 from $854,000 to $654,000, or 23.4%, compared to the same period last year as residential mortgage activity and average loan size declined. Originations decreased by $50.1 million from $236.7 million to $186.6 million, or 21.2%, from the fourth quarter last year. Refinance loans represented 52.2% of originations during the fourth quarter of 2011 compared to 56.1% during the same period a year ago. Net interest income declined by $381,000, or 55.1% due to an increase in warehouse line of credit borrowing rates. The decline in originations led to a decrease in gains on the sale of loans of $742,000, or 11.5%. Noninterest expenses decreased $780,000. Of this amount, salaries and benefits decreased $882,000 primarily as a result of loan volume driven commission expense.

For the year ended December 31, 2011, the mortgage segment net income decreased $1.5 million, or 48.5%, to $1.6 million from $3.1 million during the same period last year. Originations decreased by $149.3 million from $808.7 million to $659.4 million, or 18.5%, compared to the same period last year due to declines in residential mortgage activity and an evolving regulatory environment, which increased demands on production. Gains on the sale of loans decreased $2.3 million, or 10.5%, driven largely by the decline in origination volume. Refinanced loans represented 37.4% of originations during the year compared to 43.1% during the same period a year ago. Net interest income declined $907,000, or 40.8%, from the prior year as a result of increases to the warehouse line of credit borrowing rate. Salary and benefit expenses decreased $1.2 million primarily due to lower commission expense on decreased origination volume, partially offset by higher salaries expense required to meet evolving regulatory, compliance, and production demands. Other operating expenses increased $322,000, or 12.5%, primarily related to increased costs associated with the processing, underwriting, and compliance components of origination.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 99 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Year Ended
	12/31/11	09/30/11	12/31/10	12/31/11	12/31/10
Results of Operations
Interest and dividend income	$46,319	$47,606	$48,768	$189,073	$189,821
Interest expense	7,828	8,160	9,541	32,713	38,245

Net interest income	38,491	39,446	39,227	156,360	151,576
Provision for loan losses	2,400	3,600	9,500	16,800	24,368

Net interest income after provision for loan losses	36,091	35,846	29,727	139,560	127,208
Noninterest income	11,723	11,544	13,078	43,777	47,298
Noninterest expenses	36,352	34,637	37,069	141,628	143,001

Income before income taxes	11,462	12,753	5,736	41,709	31,505
Income tax expense	3,102	3,682	1,312	11,264	8,583

Net income	$8,360	$9,071	$4,424	$30,445	$22,922

Interest earned on loans (FTE)	$41,584	$42,777	$43,505	$168,991	$170,286
Interest earned on securities (FTE)	5,734	5,874	6,325	24,284	23,527
Interest earned on earning assets (FTE)	47,386	48,673	49,834	193,399	193,904
Net interest income (FTE)	39,558	40,514	40,294	160,686	155,659
Interest expense on certificates of deposit	4,183	4,205	5,810	17,658	22,995
Interest expense on interest-bearing deposits	5,572	5,923	7,685	24,347	30,742
Core deposit intangible amortization	1,448	1,496	1,936	6,122	7,263

Net income - community bank segment	$7,707	$8,607	$3,570	$28,833	$19,794
Net income - mortgage segment	654	463	854	1,612	3,128

Key Ratios
Return on average assets (ROA)	0.84%	0.93%	0.46%	0.79%	0.61%
Return on average equity (ROE)	7.49%	8.02%	4.07%	6.90%	5.50%
Efficiency ratio	72.39%	67.93%	70.87%	70.77%	71.91%
Efficiency ratio - community bank segment	71.08%	66.06%	69.43%	68.83%	70.93%
Net interest margin (FTE)	4.37%	4.54%	4.55%	4.57%	4.56%
Net interest margin, core (FTE)[1]	4.20%	4.34%	4.29%	4.37%	4.24%
Yields on earning assets (FTE)	5.23%	5.46%	5.63%	5.50%	5.68%
Cost of interest-bearing liabilities (FTE)	1.07%	1.13%	1.31%	1.14%	1.35%
Noninterest expense less noninterest income / average assets	2.49%	2.36%	2.47%	2.53%	2.55%

Per Share Data
Earnings per common share, basic	$0.28	$0.33	$0.15	$1.07	$0.83
Earnings per common share, diluted	0.28	0.33	0.15	1.07	0.83
Cash dividends paid per common share	0.07	0.07	0.07	0.28	0.25
Market value per share	13.29	10.72	14.78	13.29	14.78
Book value per common share	16.17	16.04	15.16	16.17	15.16
Tangible book value per common share	13.08	12.88	11.88	13.08	11.88
Price to earnings ratio, diluted	11.96	8.19	24.84	12.42	17.81
Price to book value per common share ratio	0.82	0.67	0.98	0.82	0.98
Price to tangible common share ratio	1.02	0.83	1.24	1.02	1.24
Weighted average common shares outstanding, basic	26,011,465	25,986,677	25,902,835	25,981,222	25,222,565
Weighted average common shares outstanding, diluted	26,036,922	26,001,900	25,949,521	26,009,839	25,268,216
Common shares outstanding at end of period	26,134,830	26,057,501	26,004,197	26,134,830	26,004,197

	Three Months Ended			Year Ended
	12/31/11	09/30/11	12/31/10	12/31/11	12/31/10
Financial Condition
Assets	$3,907,087	$3,914,457	$3,837,247	$3,907,087	$3,837,247
Loans, net of unearned income	2,818,583	2,818,342	2,837,253	2,818,583	2,837,253
Earning Assets	3,561,106	3,573,844	3,485,870	3,561,106	3,485,870
Goodwill	59,400	59,400	57,567	59,400	57,567
Core deposit intangibles, net	20,714	22,162	26,827	20,714	26,827
Deposits	3,175,105	3,134,876	3,070,059	3,175,105	3,070,059
Stockholders’ equity	421,639	451,581	428,085	421,639	428,085
Tangible common equity	341,092	334,874	308,440	341,092	308,440

Averages
Assets	$3,929,529	$3,876,740	$3,854,718	$3,861,628	$3,752,569
Loans, net of unearned income	2,804,500	2,831,924	2,830,435	2,818,022	2,750,756
Loans held for sale	68,587	48,664	93,325	53,463	68,414
Securities	619,228	597,489	580,590	595,261	550,074
Earning assets	3,591,739	3,538,752	3,514,367	3,518,643	3,412,495
Deposits	3,156,596	3,105,792	3,086,478	3,098,818	2,975,045
Certificates of deposit	1,158,561	1,160,662	1,295,227	1,177,448	1,284,516
Interest-bearing deposits	2,617,459	2,583,864	2,589,313	2,585,466	2,506,414
Borrowings	289,299	289,857	305,900	289,776	331,786
Interest-bearing liabilities	2,906,758	2,873,721	2,895,213	2,875,242	2,838,200
Stockholders’ equity	442,580	448,618	430,748	441,040	416,577
Tangible common equity	336,076	331,170	310,144	326,090	298,221

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$41,290	$39,631	$37,395	$38,406	$30,484
Add: Recoveries	569	674	367	2,130	2,103
Less: Charge-offs	4,789	2,615	8,856	17,866	18,549
Add: Provision for loan losses	2,400	3,600	9,500	16,800	24,368

Ending balance	$39,470	$41,290	$38,406	$39,470	$38,406

ALLL / total outstanding loans	1.40%	1.47%	1.35%	1.40%	1.35%
ALLL / total outstanding loans, adjusted for acquired[2]	1.83%	1.94%	1.88%	1.83%	1.88%
Net charge-offs / total outstanding loans	0.59%	0.27%	1.19%	0.56%	0.58%
Nonperforming Assets
Nonaccrual loans	$44,834	$51,965	$61,716	$44,834	$61,716
Other real estate owned	32,263	34,464	36,122	32,263	36,122

Total nonperforming assets (NPAs)	77,097	86,429	97,838	77,097	97,838
Loans > 90 days and still accruing	19,911	12,159	17,993	19,911	17,993

Total nonperforming assets and past due loans	$97,008	$98,588	$115,831	$97,008	$115,831

NPAs / total outstanding loans	2.74%	3.07%	3.45%	2.74%	3.45%
NPAs / total assets	1.97%	2.21%	2.55%	1.97%	2.55%
ALLL / nonperforming loans	88.04%	79.46%	62.23%	88.04%	62.23%
ALLL / nonperforming assets	51.20%	47.77%	39.25%	51.20%	39.25%

Other Data
Mortgage loan originations	$186,559	$176,040	$236,653	$659,441	$808,663
% of originations that are refinances	52.20%	35.70%	56.10%	37.40%	43.10%
End of period full-time employees	1,045	1,047	1,005	1,045	1,005
Number of full-service branches	99	99	90	99	90
Number of full automatic transaction machines (ATMs)	165	167	159	165	159

	Three Months Ended			Year Ended
	12/31/11	09/30/11	12/31/10	12/31/11	12/31/10
Alternative Performance Measures
Cash basis earnings[3]
Net income	$8,360	$9,071	$4,424	$30,445	$22,922
Plus: Core deposit intangible amortization, net of tax	941	972	1,258	3,979	4,721
Plus: Trademark intangible amortization, net of tax	65	65	65	260	239

Cash basis operating earnings	$9,366	$10,108	$5,747	$34,684	$27,882

Average assets	$3,929,529	$3,876,740	$3,854,718	$3,861,628	$3,752,569
Less: Average trademark intangible	482	582	882	631	933
Less: Average goodwill	59,400	59,400	57,566	58,494	57,566
Less: Average core deposit intangibles	21,408	22,890	27,767	23,654	28,470

Average tangible assets	$3,848,239	$3,793,868	$3,768,503	$3,778,849	$3,665,600

Average equity	$442,580	$448,618	$430,748	$441,040	$416,577
Less: Average trademark intangible	482	582	882	631	933
Less: Average goodwill	59,400	59,400	57,566	58,494	57,566
Less: Average core deposit intangibles	21,408	22,890	27,767	23,654	28,470
Less: Average preferred equity	25,215	34,576	34,389	32,171	31,387

Average tangible common equity	$336,075	$331,170	$310,144	$326,090	$298,221

Cash basis operating earnings per share, diluted	$0.36	$0.39	$0.22	$1.33	$1.10
Cash basis operating return on average tangible assets	0.97%	1.06%	0.61%	0.92%	0.76%
Cash basis operating return on average tangible common equity	11.06%	12.11%	7.35%	10.64%	9.35%

(1)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(2)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark (which have been provided for in the ALLL subsequent to acquisition). GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. We believe the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,818,583	$2,818,342	$2,837,253	$2,818,583	$2,837,253
less acquired loans without additional credit deterioration	(661,531)	(692,156)	(793,730)	(661,531)	(793,730)

Gross Loans, adjusted for acquired	2,157,052	2,126,186	2,043,523	2,157,052	2,043,523
Allowance for loan losses	39,470	41,290	38,406	39,470	38,406
ALLL / gross loans, adjusted for acquired	1.83%	1.94%	1.88%	1.83%	1.88%

(3)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$69,786	$58,951
Interest-bearing deposits in other banks	26,556	1,449
Money market investments	155	158
Federal funds sold	162	595

Total cash and cash equivalents	96,659	61,153

Securities available for sale, at fair value	640,827	572,441

Loans held for sale	74,823	73,974

Loans, net of unearned income	2,818,583	2,837,253
Less allowance for loan losses	39,470	38,406

Net loans	2,779,113	2,798,847

Bank premises and equipment, net	90,589	90,680
Other real estate owned	32,263	36,122
Core deposit intangibles, net	20,714	26,827
Goodwill	59,400	57,567
Other assets	112,699	119,636

Total assets	$3,907,087	$3,837,247

LIABILITIES
Noninterest-bearing demand deposits	$534,535	$484,867
Interest-bearing deposits:
NOW accounts	412,605	381,512
Money market accounts	904,893	783,431
Savings accounts	179,157	153,724
Time deposits of $100,000 and over	511,614	563,375
Other time deposits	632,301	703,150

Total interest-bearing deposits	2,640,570	2,585,192

Total deposits	3,175,105	3,070,059

Securities sold under agreements to repurchase	62,995	69,467
Other short-term borrowings	—	23,500
Trust preferred capital notes	60,310	60,310
Long-term borrowings	155,381	154,892
Other liabilities	31,657	30,934

Total liabilities	3,485,448	3,409,162

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares.	—	35,595
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 26,134,830 shares, 26,004,197 shares, and 26,004,197 shares, respectively.	34,672	34,532
Surplus	187,493	185,763
Retained earnings	189,824	169,801
Discount on preferred stock	—	(1,177)
Accumulated other comprehensive income	9,650	3,571

Total stockholders’ equity	421,639	428,085

Total liabilities and stockholders’ equity	$3,907,087	$3,837,247

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$41,480	$43,342	$168,479	$169,549
Interest on Federal funds sold	—	—	1	17
Interest on deposits in other banks	68	5	123	77
Interest and dividends on securities:
Taxable	2,982	3,740	13,387	13,958
Nontaxable	1,789	1,681	7,083	6,220

Total interest and dividend income	46,319	48,768	189,073	189,821

Interest expense:
Interest on deposits	5,572	7,686	24,346	30,742
Interest on Federal funds purchased	—	14	7	33
Interest on short-term borrowings	469	162	1,307	1,790
Interest on long-term borrowings	1,787	1,679	7,053	5,680

Total interest expense	7,828	9,541	32,713	38,245

Net interest income	38,491	39,227	156,360	151,576
Provision for loan losses	2,400	9,500	16,800	24,368

Net interest income after provision for loan losses	36,091	29,727	139,560	127,208

Noninterest income:
Service charges on deposit accounts	2,258	2,283	8,826	9,105
Other service charges, commissions and fees	3,296	3,115	12,825	11,395
Gains on securities transactions, net	430	(4)	913	58
Other-than-temporary impairment losses	—	—	(400)	—
Gains on sales of loans	5,708	6,450	19,840	22,151
Gains (losses) on sales of other real estate and bank premises, net	(1,088)	252	(2,060)	628
Other operating income	1,119	982	3,833	3,961

Total noninterest income	11,723	13,078	43,777	47,298

Noninterest expenses:
Salaries and benefits	18,342	17,644	71,652	67,913
Occupancy expenses	2,797	2,964	11,104	11,417
Furniture and equipment expenses	1,823	1,720	6,920	6,594
Other operating expenses	13,390	14,741	51,952	57,077

Total noninterest expenses	36,352	37,069	141,628	143,001

Income before income taxes	11,462	5,736	41,709	31,505
Income tax expense	3,102	1,312	11,264	8,583

Net income	$8,360	$4,424	$30,445	$22,922
Dividends paid and accumulated on preferred stock	113	462	1,499	1,688
Accretion of discount on preferred stock	983	63	1,177	226

Net income available to common shareholders	$7,264	$3,899	$27,769	$21,008

Earnings per common share, basic	$0.28	$0.15	$1.07	$0.83

Earnings per common share, diluted	$0.28	$0.15	$1.07	$0.83

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended December 31,
	2011			2010			2009
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$447,327	$2,982	2.64%	$423,417	$3,740	3.50%	$285,076	$2,746	3.82%
Tax-exempt	171,901	2,752	6.35%	157,173	2,585	6.53%	116,957	2,075	7.04%

Total securities (2)	619,228	5,734	3.67%	580,590	6,325	4.32%	402,033	4,821	4.76%
Loans, net (3) (4)	2,804,500	40,949	5.79%	2,830,435	42,673	5.98%	1,880,505	28,365	5.98%
Loans held for sale	68,587	635	3.67%	93,325	832	3.54%	47,354	490	4.11%
Federal funds sold	451	—	0.24%	3,240	1	0.03%	340	—	0.22%
Money market investments	26	—	0.00%	202	—	0.00%	191	—	0.00%
Interest-bearing deposits in other banks	98,947	68	0.27%	6,575	3	0.19%	16,064	12	0.30%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	2,598	—	0.00%

Total earning assets	3,591,739	47,386	5.23%	3,514,367	49,834	5.63%	2,349,085	33,688	5.69%

Allowance for loan losses	(41,304)			(37,865)			(33,410)
Total non-earning assets	379,094			378,216			253,068

Total assets	$3,929,529			$3,854,718			$2,568,743

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$398,313	132	0.13%	$363,779	186	0.20%	$205,565	64	0.12%
Money market savings	883,467	1,086	0.49%	776,638	1,569	0.80%	433,808	1,275	1.17%
Regular savings	177,118	171	0.38%	153,669	120	0.31%	101,763	88	0.34%
Certificates of deposit: (5)
$100,000 and over	561,392	2,177	1.54%	642,838	3,003	1.85%	430,946	3,333	3.07%
Under $100,000	597,169	2,006	1.33%	652,389	2,807	1.71%	473,603	3,469	2.91%

Total interest-bearing deposits	2,617,459	5,572	0.84%	2,589,313	7,685	1.18%	1,645,685	8,229	1.98%
Other borrowings (6)	289,299	2,256	3.09%	305,900	1,855	2.41%	292,984	1,934	2.61%

Total interest-bearing liabilities	2,906,758	7,828	1.07%	2,895,213	9,540	1.31%	1,938,669	10,163	2.08%

Noninterest-bearing liabilities:
Demand deposits	539,137			497,165			297,255
Other liabilities	41,054			31,592			19,450

Total liabilities	3,486,949			3,423,970			2,255,374
Stockholders’ equity	442,580			430,748			313,369

Total liabilities and stockholders’ equity	$3,929,529			$3,854,718			$2,568,743

Net interest income		$39,558			$40,294			$23,525

Interest rate spread (7)			4.16%			4.32%			3.61%
Interest expense as a percent of average earning assets			0.86%			1.08%			1.72%
Net interest margin (8)			4.37%			4.55%			3.97%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $93 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $1.1 million in accretion of the fair market value adjustments related to the acquisition of FMB. The Harrisonburg branch accretion was $239 thousand.
(5)	Interest expense on certificates of deposits includes $140 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. The Harrisonburg branch accretion was $35 thousand.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to the acquisition of FMB.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.20% for the quarter ending 12/31/11.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Year Ended December 31,
	2011			2010			2009
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$427,443	$13,387	3.13%	$407,975	$13,958	3.42%	$261,078	$10,606	4.06%
Tax-exempt	167,818	10,897	6.49%	142,099	9,569	6.73%	118,676	8,506	7.17%

Total securities (2)	595,261	24,284	4.08%	550,074	23,527	4.28%	379,754	19,112	5.03%
Loans, net (3) (4)	2,818,022	166,869	5.92%	2,750,756	167,615	6.09%	1,873,606	111,139	5.93%
Loans held for sale	53,463	2,122	3.97%	68,414	2,671	3.90%	46,454	1,931	4.16%
Federal funds sold	351	1	0.24%	12,910	17	0.13%	313	1	0.20%
Money market investments	96	—	0.00%	171	—	0.00%	135	—	0.00%
Interest-bearing deposits in other banks	51,450	123	0.24%	29,444	74	0.25%	50,994	135	0.26%
Other interest-bearing deposits	—	—	0.00%	726	—	0.00%	2,598	—	0.00%

Total earning assets	3,518,643	193,399	5.50%	3,412,495	193,904	5.68%	2,353,854	132,318	5.62%

Allowance for loan losses	(40,105)			(34,539)			(29,553)
Total non-earning assets	383,090			374,613			254,507

Total assets	$3,861,628			$3,752,569			$2,578,808

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$385,715	621	0.16%	$345,927	$765	0.22%	$201,520	314	0.16%
Money market savings	849,676	5,430	0.64%	724,802	6,422	0.89%	429,501	7,905	1.84%
Regular savings	172,627	638	0.37%	151,169	560	0.37%	99,914	384	0.38%
Certificates of deposit: (5)
$100,000 and over	573,276	9,045	1.58%	639,406	12,000	1.88%	456,644	15,063	3.30%
Under $100,000	604,172	8,613	1.43%	645,110	10,995	1.70%	492,186	15,786	3.21%

Total interest-bearing deposits	2,585,466	24,347	0.94%	2,506,414	30,742	1.23%	1,679,765	39,452	2.35%
Other borrowings (6)	289,776	8,366	2.89%	331,786	7,503	2.26%	300,739	9,320	3.10%

Total interest-bearing liabilities	2,875,242	32,713	1.14%	2,838,200	38,245	1.35%	1,980,504	48,772	2.46%

Noninterest-bearing liabilities:
Demand deposits	513,352			468,631			289,769
Other liabilities	31,994			29,161			20,292

Total liabilities	3,420,588			3,335,992			2,290,565
Stockholders’ equity	441,040			416,577			288,243

Total liabilities and stockholders’ equity	$3,861,628			$3,752,569			$2,578,808

Net interest income		$160,686			$155,659			$83,546

Interest rate spread (7)			4.36%			4.33%			3.16%
Interest expense as a percent of average earning assets			0.93%			1.12%			2.07%
Net interest margin			4.57%			4.56%			3.55%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $387 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $5.6 million in accretion of the fair market value adjustments related to the acquisition of FMB and $625 thousand related to the Harrisonburg branch.
(5)	Interest expense on certificates of deposits includes $763 thousand in accretion of the fair market value adjustments related to the acquisition of FMB and $123 thousand related to the Harrisonburg branch.
(6)	Interest expense on borrowings includes $489 thousand in amortization of the fair market value adjustments related to the acquisition of FMB.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.